Exhibit 1.1

THE COMPANIES LAW (2020 REVISION)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES

FIFTH AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

ZAI LAB LIMITED

(Adopted by a Special Resolution passed on 4 September 2020)

1.	The name of the Company is ZAI LAB LIMITED.
2.

The registered office of the Company shall be at the offices of International Corporation Services Ltd., Harbour Place 2nd Floor, 103 South Church Street, P.O. Box 472, George Town, Grand Cayman KYI-1106, Cayman Islands, British West Indies or at such other place as the Directors may from time to time decide.

3.

The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Law (2020 Revision) or as the same may be revised from time to time, or any other law of the Cayman Islands.

4.	The liability of each Member is limited to the amount from time to time unpaid on such Member's shares.
5.

The authorized share capital of the Company is US$30,000.00 divided into 500,000,000 shares of a nominal or par value of US$0.00006 each. The Company has the power to redeem or purchase any of its shares and to increase or reduce the said capital subject to the provisions of the Companies Law (2020 Revision) and the Articles of Association and to issue any part of its capital, whether original, redeemed or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether declared to be preference or otherwise shall be subject to the powers hereinbefore contained.

6.

The Company has the power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7.	Capitalized terms that are not defined in this Memorandum of Association bear the same meaning as those given in the Articles of Association of the Company.

1